Endorsement
            Additional Payout Option -- Variable Payments to Age 100

This endorsement is attached to and made part of the contract.

Definitions

Terms used in this endorsement which are not described below have the meaning ascribed in the contract to which this endorsement is attached.

Additional Payout Option Benefit

Additional Payout Option -- Variable Payments to Age 100, is hereby added to the contract as a Variable Payout Option. If this Payout Option is elected, and if the annuitant is living and the contract is in force on the Annuity Commencement Date, GIAC will make monthly variable payments to the owner under Additional Payout Option -- Variable Payments to Age 100. The amount of any variable payments after the first will increase or decrease according to the value of the variable Annuity Units, which reflect the investment experience of the Variable Investment Option(s) elected.

The amount of each variable payment under this Payout Option depends on an assumed investment return ("AIR"). The effective AIR under this Payout Option can be:

      o     0%;
      o     or 3 1/2%;
      o     or 5%, if allowed by applicable law or regulation.

If no choice is made, an effective AIR of 3 1/2% will be used as the AIR. The amount of the first monthly variable payment for each AIR will be based on rates not less than the rates shown in the Additional Payout Option table below.

Additional Payout Option -- Variable  Payments to Age 100

GIAC will make monthly variable payments, which will continue for a whole number of years. The number of years will equal 100 minus the annuitant's age on the Annuity Commencement Date. If the annuitant dies before age 100, GIAC will pay the balance of the payments to the beneficiary for the remainder of that period, unless the beneficiary elects to be paid the present value of the current dollar amount of the then remaining payments in a lump sum. If the beneficiary dies while receiving such payments, the present value of the remaining number of payments will be paid in one sum to the beneficiary's estate. The interest rate used to compute the present value of any remaining unpaid payments will be the AIR. Under this option, the payee has the right to change to Option V-1, the Life Annuity without Guaranteed Period option.

Under this Payout Option, the payee has the right to withdraw all or a portion of the present value of the remaining payments. The following conditions apply to partial withdrawals:

      o     the payee may not withdraw less than $500;
      o     the present value of the remaining payments must be at least $2,000;
      o the remaining monthly payment is at least $20 (or $60 quarterly, $120 semi-annually or $240 annually); and
      o one partial withdrawal is permitted each quarter without charge, and additional withdrawals are permitted at a charge not to exceed the lesser of $25 or 2% of the amount withdrawn.

If a contingent deferred sales charge (CDSC) was applicable, but was waived at the time the contract proceeds were applied to this Payout Option, the amount withdrawn will be reduced by a portion of the CDSC applicable at that time. The reduction in the amount withdrawn will be i. times (ii. divided by iii.) times iv:

      o i. the CDSC that was applicable at the time the contract proceeds were applied to this Payout Option;
      o ii. the number of whole months of any remaining unpaid payments until the CDSC would have expired;
      o iii. the number of whole months remaining when the contract proceeds were applied to this Payout Option until the CDSC would have expired;
      o iv. the amount of the present value of payments withdrawn divided by the total present value of the payments.

Determination of Variable Payments

On the Annuity Commencement Date, GIAC will determine the Accumulation Value. The portion of the Accumulation Value attributable to each Allocation Option is determined by multiplying (a) by (b), and deducting (c) from the result, where:

      o (a) is the Accumulation Unit value on the Valuation Date 10 days before the date the first annuity payment is due;
      o (b) is the number of Accumulation Units credited to the owner's account as of the date the first annuity payment is due; and
      o     (c) is annuity taxes, if any, not previously deducted.

01-R260        The Guardian Insurance & Annuity Company, Inc.  {CONTRACT NUMBER}
                                                        ISSUE DATE: {ISSUE DATE}

Endorsement

Additional Payout Option -- Variable Payments to Age 100, con't

The Additional Payout Option table below indicates the dollar amount of the first monthly payment for this Payout Option that can be purchased with each $1,000 of Accumulation Value. The first guaranteed payment is determined by multiplying (a) by (b), where:

      o (a) is the amount shown in the table for the annuitant's age on the Annuity Commencement Date; and
      o     (b) is the number of thousands of dollars of Accumulation Value.

GIAC guarantees that the dollar amount of each variable payment after the first will not be adversely affected by the actual administrative expenses it incurs.

The Additional Payout Option table below is based on the age of the annuitant at the birthday nearest the date payments are to begin.

The Contract

This endorsement is:

      o     attached to and made part of the contract; and
      o     subject to all of the applicable provisions of the contract.

Issue Date

The effective date of this endorsement is the issue date.

                    The Guardian Insurance & Annuity Company

                                 /s/ [ILLEGIBLE]

                                   Secretary


01-R260        The Guardian Insurance & Annuity Company, Inc.  {CONTRACT NUMBER}
                                                        ISSUE DATE: {ISSUE DATE}

          Additional Payout Option Table-- Variable Payments to Age 100

          DOLLAR AMOUNT OF THE FIRST MONTHLY VARIABLE PAYMENT PURCHASED
                      WITH EACH $1,000 OF PROCEEDS APPLIED

        Years                                     Years
Age    to 100    0.0%    3.5%    5.0%     Age    to 100     0.0%    3.5%    5.0%

 40        60    1.39    3.28    4.29      66        34     2.45    4.15    5.01
 41        59    1.41    3.30    4.30      67        33     2.53    4.22    5.07
 42        58    1.44    3.31    4.31      68        32     2.60    4.29    5.14
 43        57    1.46    3.33    4.33      69        31     2.69    4.37    5.20
 44        56    1.49    3.35    4.34      70        30     2.78    4.45    5.28
 45        55    1.52    3.37    4.36      71        29     2.87    4.53    5.36
 46        54    1.54    3.39    4.37      72        28     2.98    4.63    5.45
 47        53    1.57    3.41    4.39      73        27     3.09    4.73    5.54
 48        52    1.60    3.44    4.41      74        26     3.21    4.84    5.65
 49        51    1.63    3.46    4.43      75        25     3.33    4.96    5.76
 50        50    1.67    3.49    4.45      76        24     3.47    5.09    5.88
 51        49    1.70    3.51    4.47      77        23     3.62    5.24    6.02
 52        48    1.74    3.54    4.49      78        22     3.79    5.39    6.17
 53        47    1.77    3.57    4.51      79        21     3.97    5.56    6.33
 54        46    1.81    3.60    4.54      80        20     4.17    5.75    6.51
 55        45    1.85    3.64    4.57      81        19     4.39    5.97    6.71
 56        44    1.89    3.67    4.59      82        18     4.63    6.20    6.94
 57        43    1.94    3.71    4.63      83        17     4.90    6.47    7.20
 58        42    1.98    3.75    4.66      84        16     5.21    6.76    7.49
 59        41    2.03    3.79    4.69      85        15     5.56    7.10    7.82
 60        40    2.08    3.83    4.73      86        14     5.95    7.49    8.20
 61        39    2.14    3.88    4.77      87        13     6.41    7.94    8.64
 62        38    2.19    3.92    4.81      88        12     6.94    8.46    9.16
 63        37    2.25    3.98    4.86      89        11     7.58    9.09    9.77
 64        36    2.31    4.03    4.90      90        10     8.33    9.83   10.51
 65        35    2.38    4.09    4.96


01-R260        The Guardian Insurance & Annuity Company, Inc.  {CONTRACT NUMBER}
                                                        ISSUE DATE: {ISSUE DATE}